Exhibit 99.1

CYS Investments, Inc. Announces Second Quarter 2017 Financial Results

For Immediate Release
NEW YORK, NY – July 26, 2017 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "us", "our", or the "Company") today announced financial results for the quarter ended June 30, 2017 (the "Second Quarter").

Second Quarter 2017 Summary Results

•	June 30, 2017 book value per common share of $8.31, after declaring a $0.25 dividend per common share, up from $8.26 at March 31, 2017.

•	GAAP net income (loss) available to common stockholders of $45.0 million, or $0.30 per diluted common share.

•	Core Earnings plus Drop Income of $40.6 million ($31.9 million Core Earnings and $8.7 million Drop Income), or $0.27 per diluted common share ($0.21 Core Earnings and $0.06 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.49%.

•	Operating expense ratio of 1.40%.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.31.

•	Leverage ratio of 7.20:1 at June 30, 2017.

•	Constant Prepayment Rate ("CPR") of 7.5%.

•	Total stockholder return on common equity of 3.63%.

Market Commentary

The Second Quarter presented global political and financial news that was similar to 2016 but resulted in comparatively diminished market reactions in the Second Quarter. In 2017, the elections in France had the potential for significant changes to the structure of the European Union (the "EU"), potentially even more significant than the United Kingdom's vote to exit the EU in 2016 ("Brexit"). In both cases, markets reacted long before the elections and the U.S. bond markets had the task of pricing for the growth and inflation effects of the elections' ultimate outcomes. In 2017, however, markets had the advantage of learning from the Brexit vote and recognized that the implications may not be as severe as previously thought. Specifically, in the Second Quarter, the yield on the 10-year U.S. Treasury traded in a 29 basis points ("bps") range, as compared to the second quarter of 2016 where it traded in a 48 bps range. This is in line with recent market trends where volatility has been steadily dropping, equity prices slowly moving higher, and interest rates trading within a narrower range than recent prior quarters. The expectation of more muted market reactions seems likely to continue until and unless there is a meaningful shift in underlying global economic conditions or to the structure of global financial institutions. In the Second Quarter, equity markets continued to advance incrementally and only down shifted briefly in mid-May on potentially incriminating news relating to the Trump administration. Over much of the Second Quarter, the U.S. bond market dropped in yield. However, by the end of the quarter, as the markets reacted to modestly more hawkish comments by the European Central Bank and Bank of England, the 10-year U.S. Treasury yield moved slightly higher and closed the quarter with just a 9 bps decrease over the quarter.

In the U.S., the Federal Reserve (the "Fed") continues its path of normalizing interest rate policy. Having raised the target federal funds rate (the "Fed Funds Rate") in March 2017, as generally expected, they raised again in June 2017. Additionally, they have begun to communicate how the Fed intends to slow their large scale asset purchases and ultimately reduce the size of the Fed’s balance sheet. In the Fed’s May minutes, the Federal Open Market Committee (the "FOMC") proposed a plan under which it might set a gradually increasing set of monthly caps, or limits, on the amount of U.S. Treasuries and agency securities that may be reinvested. FOMC Chair Janet Yellen further detailed the committee plans for balance sheet tapering in the June meeting. Thus, reinvestment levels should be reduced predictably over time. Markets appeared to take the balance sheet normalization news in stride as it was clear the process should be extremely gradual and transparent in nature.
With the Fed slowly raising short-term interest rates and volatility in long-term rates greatly diminished, the latter half of the Second Quarter was characterized by a slowly flattening yield curve. The 2s-10s U.S. Treasury spread fell 22 bps from the beginning of the quarter, ending the Second Quarter at 92 bps.
While the 10-year U.S. Treasury yield fell 9 bps to 2.30% during the Second Quarter, the 5-year U.S. Treasury yield dropped 3 bps to 1.89%. Correspondingly, the prices of Agency RMBS increased marginally. For example, the price of 30-year FNMA 3.5% Agency RMBS increased from $102.36 on March 31, 2017 to $102.67 at June 30, 2017, while the price of 15-year

FNMA 3.0% Agency RMBS increased from $102.55 on March 31, 2017 to $102.61 on June 30, 2017. On the financing side of our business, we continued to benefit from an abundance of cash in government money market funds which seeks short-term government collateral and repo. This supply dynamic has moderated repo rates.
During the Second Quarter we took advantage of the decline in swap rates and opportunistically repositioned a portion of our hedge portfolio by replacing an existing $1 billion in notional of shorter dated swaps maturing in less than six months with an equal amount of 7-year, cancelable-in-one year, swaps. We also incrementally added $100 million notional of 10-year swaps. We continued to benefit from an increase in 3-month LIBOR during the Second Quarter, resulting in a 13 bps increase in the receive-leg of our swaps. In addition, during the Second Quarter, 3-month LIBOR exceeded the cap rate of 1.25% on two of our interest rate caps, making them cash flow positive to us. Two additional caps are expected to begin cash-flowing positive to us in the third quarter of 2017 when the respective rates are scheduled to reset. After repositioning and increasing the duration and size of our hedge portfolio, we experienced an 8 bps decrease in the net swap and cap pay rate during the Second Quarter to 41 bps from 49 bps in the first quarter of 2017 (the "First Quarter").

Over the past four quarters, interest rates have steadily risen while we have produced an attractive 13.4% total shareholder return, compared to the Aggregate Bond Index of (0.31%). Notably, despite three separate 25 bps Fed rate hikes, financing costs have only risen approximately 55 bps and the yield on the 10-year U.S. Treasury has risen 83 bps. While some may believe these are bearish conditions for our industry, we have navigated through this environment and have been able to increase our interest spread net of hedge by 14 bps.
Looking forward, markets will be watching carefully for clues about who the Trump administration might nominate as the next Fed Chairperson, as well as several other important posts on the FOMC. Chair Yellen’s term is set to expire in February 2018. Discussions surrounding the debt ceiling, fiscal stimulus programs, tax reform, budget/fiscal policy and trade policy changes will also continue to impact markets.

Second Quarter 2017 Results
The Company’s book value per common share on June 30, 2017 was $8.31, compared to $8.26 at March 31, 2017, after declaring a $0.25 dividend per common share on June 8, 2017.
The Company generated net income available to common stockholders of $45.0 million in the Second Quarter, or $0.30 per diluted common share, compared to $28.8 million, or $0.19 per diluted common share, in the First Quarter, the key components of which are described below.
In the Second Quarter, the Company generated Core Earnings (defined below) plus Drop Income (defined below) of $40.6 million, or $0.27 per diluted common share, comprised of Core Earnings of $31.9 million, or $0.21 per diluted common share, and Drop Income of $8.7 million, or $0.06 per diluted common share. This compares to Core Earnings plus Drop Income of $41.8 million, or $0.28 per diluted common share during the First Quarter, comprised of Core Earnings of $32.4 million, or $0.21 per diluted common share, and Drop Income of $9.4 million, or $0.07 per diluted common share. Core Earnings decreased in the Second Quarter relative to the First Quarter largely resulting from a $5.0 million increase in total interest expense due to an increase in the average cost of funds from repurchase agreements ("repo borrowings") and a $0.1 million increase in swap and cap interest expense, modestly offset by a $3.8 million increase in total interest income during the current quarter from a decrease in prepayment speeds as further described below. The increase in the average cost of funds stems from the Fed's 25 bps rate hike in June 2017. The marginal net increase in swap and cap interest expense results from the swap portfolio repositioning and expansion, substantially offset by the increase in 3-month LIBOR described above.
The net decrease in Core Earnings in the Second Quarter was offset by (i) a $3.8 million increase in total interest income that resulted from a decrease in prepayment speeds and a corresponding $1.9 million decrease in net premium amortization expense relative to the First Quarter and (ii) a $0.8 million decrease in operating expenses as the First Quarter included $0.6 million of non-recurring accelerated restricted stock and other compensation expense related to the retirement of our prior Chief Financial Officer and Treasurer.
In the Second Quarter, total interest income increased by $3.8 million to $77.1 million from $73.3 million in the First Quarter, resulting in an increase in the average yield on our settled Debt Securities to 2.86% in the Second Quarter from 2.71% in the First Quarter. The Second Quarter weighted-average experienced CPR decreased to 7.5% from 8.1% in the First Quarter and amortization expense decreased $1.9 million to $12.6 million from $14.5 million in the First Quarter.
Despite an increase in the average volume of forward trades, Drop Income decreased by $0.7 million in the Second Quarter relative to the First Quarter as a result of forward trades being executed later in the Second Quarter. The volume of forward purchase settling transactions from which we derive Drop Income increased moderately to $1.7 billion in the Second Quarter from $1.5 billion in the First Quarter.
The Company's net interest income of $50.9 million in the Second Quarter, down approximately $1.2 million from $52.1 million in the First Quarter, is largely due to the increase in interest expense on our repo borrowings as a direct result of a 25 bps Fed rate hike in June 2017, resulting in an increase in the average cost of funds to 1.13% in the Second Quarter, as compared to 0.92% in the First Quarter. The increase in total interest expense was modestly offset by the increase in total interest income described above.
Our Economic Net Interest Income, a non-GAAP measure, is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of Economic Net Interest Income we earn on our investments depends in part on our ability to control our financing costs, which comprise a significant portion of our operating expenses. Economic Interest Expense consists of interest expense, as computed in accordance with GAAP, plus swap and cap interest expense used to hedge our cost of funds, a component of net gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations. We present the non-GAAP measures Economic Interest Expense, and Economic Net Interest Income to provide an economic measure of our interest expense and income net of borrowing and hedge expense, which management uses to evaluate the Company's investment portfolio. By providing users of our financial information with such measures in addition to the related GAAP measures, we believe it gives users additional transparency into the information used by our management in its financial and operational decision-making, and that it is meaningful information to consider in addition to the related GAAP measures as it reflects the economic cost of financing our investment portfolio. The following table presents a reconciliation of GAAP total interest expense and net interest income to Economic Net Interest Expense and Economic Net Interest Income, respectively, for each respective period.

(dollars in thousands)	Three Months Ended
	June 30, 2017	March 31, 2017
Total interest expense	$26,182	$21,221
Swap and cap interest expense	8,434	8,327
Economic Interest Expense	$34,616	$29,548

Net interest income	$50,906	$52,092
Swap and cap interest expense	8,434	8,327
Economic Net Interest Income	$42,472	$43,765

In the Second Quarter, Economic Interest Expense was $34.6 million, compared to $29.5 million in the First Quarter. Interest expense on repo borrowings increased to $26.2 million in the Second Quarter from $21.2 million in the First Quarter due to a 21 bps increase in the average cost of funds, while swap and cap interest expense increased by $0.1 million during the Second Quarter as previously noted. Overall, the adjusted average cost of funds and hedge increased to 1.26% during the Second Quarter, from 1.08% during the First Quarter. The Company’s interest rate spread net of hedge including Drop Income decreased to 1.49% in the Second Quarter, from 1.57% in the First Quarter as a result of an increase in interest expense on repo borrowings, a decrease in Drop Income and an increase in swap and cap interest expense, partially offset by an increase in total interest income during the Second Quarter.
The Company's Economic Net Interest Income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings, was $42.5 million in the Second Quarter, a decrease of approximately $1.3 million from $43.8 million in the First Quarter. The decrease in Economic Net Interest Income was primarily due to higher total interest expense and swap and cap interest expense, partially offset by an increase in total interest income, as further explained above.
The Company recognized an aggregate net realized and unrealized gain (loss) from investments of $31.5 million in the Second Quarter, compared to $(2.6) million in the First Quarter. The change between the current and First Quarter is largely due to the change in U.S. Treasury yields and the corresponding increase in the prices of our Agency RMBS during the Second Quarter and First Quarter. To illustrate, during the Second Quarter, the 10-year U.S. Treasury yield decreased by 9 bps, as compared to a 5 bps decrease during the First Quarter. As a result, during the Second Quarter the price of a 30-year 3.5% Agency RMBS increased $0.31 to $102.67, while only increasing $0.03 to $102.36 in the First Quarter.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $(18.3) million in the Second Quarter, comprised of $(28.4) million of net realized and unrealized loss on swap and cap contracts, offset by $10.1 million of net realized and unrealized gain on TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (the "TBA Derivatives"), compared to a net realized and unrealized loss on derivative instruments of $(1.0) million in the First Quarter, comprised of $7.2 million net realized and unrealized gain on swap and cap contracts, offset by $(8.2) million in net realized and unrealized loss on TBA Derivatives. As previously noted, during the Second Quarter we repositioned a portion of our hedge portfolio by terminating and replacing swaps with a $1 billion notional and short remaining life with an equal amount of 7-year, cancelable-in-one-year, swaps, in addition to incrementally adding $100 million notional of 10-year swaps. Terminating the aforementioned hedges resulted in a realized gain of $1.8 million during the Second Quarter. The change in realized and unrealized gains (losses) on derivative instruments is primarily due to the change in swap rates. To illustrate, during the Second Quarter 5-year and 7-year swap rates decreased by 9 bps and 11 bps, whereas they increased by 7 bps and 6 bps during the First Quarter, respectively. The change in net realized and unrealized gain (loss) on TBA's is primarily attributable to the change in U.S. Treasury yields noted above.
The Company’s operating expense ratio as a percentage of average stockholders' equity ("Operating Expense Ratio") was 1.40% in the Second Quarter, compared to 1.61% in the First Quarter. The First Quarter includes $0.6 million of non-recurring accelerated restricted stock and other compensation expense related to the retirement of our prior Chief Financial Officer and Treasurer. Excluding non-recurring charges, the Operating Expense Ratio during the First Quarter was 1.46%.
Set forth below are summary financial data for the Second Quarter and First Quarter:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	June 30, 2017	March 31, 2017
Average settled Debt Securities (1)	$10,796,064	$10,819,433
Average total Debt Securities (2)	$12,479,401	$12,485,920
Average repurchase agreements (3)	$9,276,572	$9,264,522
Average Debt Securities liabilities (4)	$10,959,909	$10,931,009
Average stockholders' equity (5)	$1,550,906	$1,539,245
Average common shares outstanding (6)	151,729	151,572
Leverage ratio (at period end) (7)	7.20:1	7.15:1
Hedge Ratio (8)	97%	99%
Book value per common share (at period end) (9)	$8.31	$8.26
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (10)	$103.31	$103.26

Key Performance Metrics*
Average yield on settled Debt Securities (11)	2.86%	2.71%
Average yield on total Debt Securities including Drop Income (12)	2.75%	2.65%
Average cost of funds (13)	1.13%	0.92%
Average cost of funds and hedge (14)	1.49%	1.28%
Adjusted average cost of funds and hedge (15)	1.26%	1.08%
Interest rate spread net of hedge (16)	1.37%	1.43%
Interest rate spread net of hedge including Drop Income (17)	1.49%	1.57%
Operating expense ratio (18)	1.40%	1.61%
Total stockholder return on common equity (19)	3.63%	2.16%
Constant prepayment rate (weighted-average experienced 1-month) (20)	7.5%	8.1%

(1)	The average settled Debt Securities is calculated by averaging the month-end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month-end cost basis of total Debt Securities and all TBA contracts during the period.

(3)	The average repurchase agreements are calculated by averaging the month-end repurchase agreements balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balances plus payable for securities purchased minus receivable for securities sold plus net TBA Derivative positions by (ii) stockholders' equity.

(8)	The Hedge ratio for the period is calculated by dividing Interest Rate Swaps and Interest Rate Caps notional amount by total repurchase agreements.

(9)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(10)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using a weighted-average cost by security divided by the current face at period end.

(11)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(12)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income was $8.7 million and $9.4 million for the Second Quarter and First Quarter, respectively. Drop Income is a component of our net realized and unrealized gain (loss) on investments and derivative instruments in the consolidated statements of operations.

(13)	The average cost of funds for the period is calculated by dividing repurchase agreement interest expense by average repurchase agreements for the period.

(14)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average repurchase agreements.

(15)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average Debt Securities liabilities.

(16)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(17)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(18)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(19)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the beginning of the period.

(20)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
The Company's Debt Securities portfolio, including net TBA Derivatives, at fair value, increased to approximately $12.6 billion at June 30, 2017, from $12.5 billion at March 31, 2017. During the first quarter of 2017 we continued to sell lower yielding, and purchase higher yielding, Agency RMBS resulting in an increase in the average yield and simultaneous decrease in the weighted-average amortized cost of our Debt Securities portfolio, which we continued to benefit from throughout the Second Quarter. We expect to continue to benefit from this portfolio repositioning in future quarters. During the Second Quarter, we moderately reduced our 15-year Agency RMBS holdings and increased our 30-year Agency RMBS holdings. We experienced a 0.6% decline in the weighted-average 1-month prepayment speeds during the Second Quarter to 7.5% from 8.1% in the First Quarter. The decline in prepayment speeds, coupled with additional portfolio repositioning resulted in a 15 bps increase in the average yield on Debt Securities during the Second Quarter to 2.86% from 2.71% in the First Quarter.
The following tables detail the Company's Debt Securities portfolio, inclusive of $0.9 billion and $1.4 billion of net TBA Derivatives at June 30, 2017 and March 31, 2017, respectively (dollars in thousands):

	June 30, 2017		March 31, 2017
	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$4,096,032	33%	$4,232,639	34%
20-Year Fixed Rate	38,034	—%	40,054	—%
30-Year Fixed Rate	8,090,392	64%	7,846,908	63%
Hybrid ARMs	341,811	3%	282,451	2%
U.S. Treasuries	24,841	—%	49,688	1%
Total	$12,591,110	100%	$12,451,740	100%

    Key metrics related to the Company’s Debt Securities portfolio, inclusive of net TBA Derivatives, as of June 30, 2017 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$3,982,575	$4,096,032	$102.48	$102.85	2.23%	3.07%	8.8%
20-Year Fixed Rate	35,368	38,034	102.61	107.54	2.13%	4.50%	13.9%
30-Year Fixed Rate	7,797,427	8,090,392	103.77	103.76	2.90%	3.68%	6.2%
Hybrid ARMs (3)	332,190	341,811	102.64	102.90	2.18%	2.96%	19.5%
U.S. Treasury Securities	25,000	24,841	99.94	99.36	1.27%	0.63%	n/a
Total	$12,172,560	$12,591,110	$103.31	$103.44	2.65%	3.46%	7.5%
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(1) Represents a forward yield and is calculated based on the cost basis of the security at June 30, 2017.
(2) Represents CPR for those bonds held at June 30, 2017. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 71.8 at June 30, 2017. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.

Leverage & Liquidity
Our leverage was 7.20:1 at the end of the Second Quarter, compared to 7.15:1 at the end of the First Quarter. As of June 30, 2017 and March 31, 2017, the Company financed its portfolio through repo borrowings of approximately $9.4 billion and $9.0 billion, respectively, and recognized a payable for securities purchased net of receivable for securities sold of approximately $0.8 billion and $0.5 billion, respectively.
At June 30, 2017 and March 31, 2017, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries, and cash and cash equivalents, was approximately $1.07 billion, or 69.4%, and $1.05 billion, or 68.8%, of stockholders' equity, respectively.
Financing
During the Second Quarter, the Company financed its investment portfolio with average repo borrowings of $9.3 billion, with an average cost of funds of 1.13%, compared to $9.3 billion and 0.92%, respectively, during the First Quarter. Total interest expense increased $5.0 million to $26.2 million in the Second Quarter from $21.2 million in the First Quarter, primarily due to the increase in our cost of funds during the Second Quarter, as described in more detail above.
During the Second Quarter, the Company did not experience a decline in the availability of repo borrowings. At June 30, 2017, repo borrowings with any individual counterparty were less than 7% of our total repo borrowings. As of June 30, 2017, we had 35 active counterparties and 51 total counterparties available to finance the Company's operations through repo borrowings.

Below is a summary, by region, of our outstanding borrowings at June 30, 2017 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	21	$5,036,458	53.8%
Europe	8	2,374,498	25.3%
Asia	6	1,959,889	20.9%
Total	35	$9,370,845	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio.
As of June 30, 2017, the Company held swaps with an aggregate notional amount of $6.6 billion, a weighted-average fixed rate of 1.48%, a weighted-average receive rate of 1.17%, a weighted-average net pay rate of 0.31% and a weighted-average remaining maturity of 3.6 years. The receive rate on the Company's swaps is the 3-month LIBOR, which resets quarterly and stood at 1.17% at June 30, 2017, up from 1.04% at March 31, 2017. Our weighted-average fixed pay rate on swaps increased to 1.48% at June 30, 2017 from 1.23% at March 31, 2017 as a result of the portfolio repositioning and expansion described above, while the net pay rate on swaps increased to 0.31% at June 30, 2017 from 0.19% at March 31, 2017.
At June 30, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining maturity of 2.5 years. For two of our caps 3-month LIBOR exceeded the cap rate of 1.25%, making them cash flow positive. Two additional caps are expected to begin cash-flowing in the third quarter of 2017 when the respective rates are scheduled to reset. After repositioning and increasing the duration and size of our hedge portfolio, we experienced an 8 bps decrease in the net swap and cap pay rate during the Second Quarter to 41 bps from 49 bps in the First Quarter.
As of March 31, 2017, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed rate of 1.23%, a weighted-average receive rate of 1.04%, a weighted-average net pay rate of 0.19% and a weighted-average remaining maturity of 2.8 years. At March 31, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining maturity of 2.8 years.
Key provisions of the Company's outstanding swaps and caps at June 30, 2017 are summarized below (dollars in thousands):

Interest Rate Swaps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate
2018	$1,500,000	$4,037	1.00%	1.18%	(0.18)%
2020	1,750,000	18,251	1.45%	1.16%	0.29%
2021	1,700,000	39,725	1.21%	1.18%	0.03%
2022	500,000	(455)	1.98%	1.17%	0.81%
2024 *	1,000,000	894	2.42%	1.17%	1.25%
2027	100,000	1,178	2.16%	1.27%	0.89%
Total	$6,550,000	$63,630	1.48%	1.17%	0.31%

Interest Rate Caps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Cap Rate	Receive Rate	Net Cap Pay Rate
2019	$800,000	$4,937	1.34%	—%	1.34%
2020	1,700,000	22,794	1.25%	0.91%	0.34%
Total	$2,500,000	$27,731	1.28%	0.62%	0.66%
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* Includes 7-year swaps with a notional value of $500 million, $250 million, and $250 million, cancelable on April 19, 2018, May 19, 2018 and May 21, 2018, respectively.

Duration Gap

Our net duration gap increased to 1.03 at June 30, 2017, from 0.93 at March 31, 2017.

Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Second Quarter and First Quarter follow (dollars in thousands):

	June 30, 2017	March 31, 2017	$ Change
Drop Income	$8,678	$9,382	$(704)
Average market value of all TBAs	$1,657,271	$1,513,532	$143,739
Prepayments
We received $305.8 million in principal repayments and prepayments from our Agency RMBS portfolio during the Second Quarter, representing a weighted-average CPR of approximately 7.5% and net amortization expense of $12.6 million. During the First Quarter, we received $330.5 million in principal repayments and prepayments from our Agency RMBS portfolio, representing a weighted-average CPR of approximately 8.1% and net amortization expense of $14.5 million. The decrease in CPR in the Second Quarter was principally due to subdued mortgage financings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.25 per share for the Second Quarter, unchanged from the First Quarter. Using the closing share price of $8.41 on June 30, 2017, the Second Quarter dividend equates to an annualized dividend yield of 11.9%.

Share Repurchase Program
The Company did not repurchase any shares of its common stock in the Second Quarter or First Quarter under its share repurchase program. As of June 30, 2017, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, July 27, 2017, to discuss its financial results for the Second Quarter. To participate in the call, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 55269759. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at www.cysinv.com.  To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, July 27, 2017, at approximately 12:00 PM Eastern Time through Thursday, August 10, 2017 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 55269759. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders on the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie

Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, earnings, yields, investment environment, hedges, forward settling transactions, liquidity, prepayments, the anticipated benefits of our portfolio and hedge repositioning, and the effect of actions of the U.S. government, the Fed and the FOMC on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2017	March 31, 2017	December 31, 2016*
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$1,264	$584	$1,260
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $9,834,904, $9,482,227 and $10,233,165, respectively)	11,705,696	11,011,163	12,599,045
U.S. Treasury securities (including pledged assets of $24,841, $26,334 and $44,469, respectively)	24,841	49,688	49,686
Receivable for securities sold and principal repayments	689	573	409,849
Receivable for cash pledged as collateral	—	—	600
Interest receivable	32,340	31,401	31,825
Derivative assets, at fair value	92,520	136,552	142,556
Other investments	8,028	8,028	8,028
Other assets	4,038	2,929	2,419
Total assets	$11,869,416	$11,240,918	$13,245,268
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$9,370,845	$9,015,594	$9,691,544
Payable for securities purchased	817,597	524,482	1,881,963
Payable for cash received as collateral	64,402	101,819	91,503
Accrued interest payable	28,810	25,457	27,908
Accrued expenses and other liabilities	3,045	3,559	6,170
Dividends payable	42,342	42,337	4,410
Derivative liabilities, at fair value	6,725	—	6,051
Total liabilities	$10,333,766	$9,713,248	$11,709,549
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,731 151,708 and 151,435 shares issued and outstanding, respectively)	1,517	1,517	1,514
Additional paid in capital	1,946,856	1,945,966	1,944,908
Retained earnings (accumulated deficit)	(678,623)	(685,713)	(676,603)
Total stockholders' equity	$1,535,650	$1,527,670	$1,535,719
Total liabilities and stockholders' equity	$11,869,416	$11,240,918	$13,245,268
Book value per common share	$8.31	$8.26	$8.33
__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2017	March 31, 2017
Interest income:
Agency RMBS	$77,027	$73,227
Other	61	86
Total interest income	77,088	73,313
Interest expense:
Repurchase agreements	26,182	21,221
Total interest expense	26,182	21,221
Net interest income	50,906	52,092
Other income (loss):
Net realized gain (loss) on investments	(19,831)	(66,044)
Net unrealized gain (loss) on investments	51,299	63,478
Other income	39	47
Net realized and unrealized gain (loss) on investments and other income	31,507	(2,519)
Swap and cap interest expense	(8,434)	(8,327)
Net realized and unrealized gain (loss) on derivative instruments	(18,324)	(1,012)
Net gain (loss) on derivative instruments	(26,758)	(9,339)
Total other income (loss)	4,749	(11,858)
Expenses:
Compensation and benefits	3,004	3,776
General, administrative and other	2,426	2,438
Total expenses	5,430	6,214
Net income (loss)	$50,225	$34,020
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common stockholders	$45,022	$28,817
Net income (loss) per common share basic & diluted	$0.30	$0.19
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2017	March 31, 2017
Net income (loss) available to common stockholders	$45,022	$28,817
Net realized (gain) loss on investments	19,831	66,044
Net unrealized (gain) loss on investments	(51,299)	(63,478)
Net realized and unrealized (gain) loss on derivative instruments	18,324	1,012
Core Earnings	$31,878	$32,395
Core Earnings per average share	$0.21	$0.21
Drop Income	$8,678	$9,382
Core Earnings plus Drop Income	$40,556	$41,777
Core Earnings plus Drop Income per average share	$0.27	$0.28